Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is signed as of the 28th day of December, 2012 (the “Signing Date”), to be effective as of the 19th day of January, 2013 (the “Effective Date”), by and between Diane Adams (“Executive”) and Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (“Company”). Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreement (defined below).

WHEREAS, Company and Executive entered into an Employment Agreement dated July 11, 2011, as amended June 5, 2012 (collectively, the “Employment Agreement”); copies of such agreement and amendments are attached hereto as Exhibit A; and

WHEREAS, Company and Executive desire to set forth the terms of Executive’s remaining employment with Company, her termination of employment, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination Date. Executive’s employment with Company will terminate effective as of January 19, 2013 (the “Termination Date”). As of the Termination Date, Executive’s service as an officer and employment with Company is terminated and Executive irrevocably resigns from all other positions with any subsidiaries and affiliated companies of Company.

2. Employment Agreement. Executive’s Employment Agreement remains in full force and effect until the Termination Date, except as modified by this Agreement. Through and including the Termination Date, Executive shall continue to receive her Base Salary as in effect on the Effective Date and to participate in any benefit plans or programs of Company provided or made available to Executive as of the Effective Date.

3. Duties. Until the Termination Date, Executive shall serve as Company’s Executive Vice President, Culture and Talent, and have the duties and responsibilities, and perform such administrative and managerial services, as shall be reasonably delegated or assigned to Executive by the Chief Executive Officer of Company (the “CEO”) or his delegate, which duties shall generally include, but not be limited to, the diligent and cooperative transition of Executive’s duties to another or others as directed. Notwithstanding the foregoing, Company shall have the right to relieve Executive of any or all duties to be performed prior to the Termination Date.

4. Termination of Employment prior to Termination Date. If prior to the Termination Date Executive’s employment with Company terminates pursuant to Section 4.1 or 4.2 of the Employment Agreement (“Termination upon Death or Disability of Executive” or “Termination by Company for Cause,” respectively) or by Executive’s voluntary resignation of employment, then this Agreement shall be void ab initio and the provisions of the Employment Agreement shall be in full force and effect and control the terms of such termination.

5. Severance Benefits after the Termination Date. Subject to Executive’s compliance with the terms of this Agreement, including without limitation Sections 8, 9, 10, 11 and 13, after the Termination Date, Executive shall receive:

(a) The payments and benefits set forth in Section 4.5.1 of the Employment Agreement, which are described and shall be paid or provided in accordance with Schedule 1 attached to this Agreement.

(b) In accordance with the terms of Company’s 2012 Officer Retention Program, as approved by the Compensation Committee of Company’s Board of Directors (the “Compensation Committee”) on May 30, 2012 (the “Retention Plan”), and per Executive’s cash bonus award opportunity under such Retention Plan of $337,500 at target, Executive shall remain eligible for payment under the Retention Plan, with any such payment dependent on Non-GAAP earnings per share for the period from June 1, 2012—December 31, 2012. The potential payment shall be paid in accordance with Schedule 1 attached to this Agreement.

6. Change of Control. If, during the period beginning on the Signing Date and ending on the date twelve (12) months after the Signing Date, there is a Change of Control pursuant to clause (i) or (iii) of the definition thereof in the Employment Agreement, Company shall provide to Executive the pay and benefits per Section 4.5.2 of the Employment Agreement within ten (10) business days after such Change of Control (the date such pay and benefits are provided referred to herein as the “COC Payment Date”), but with such pay and benefits offset by (a) the pay and benefits previously received by Executive per Subsection 5(a) above and (b) the pay and benefits to be received by Executive per Subsection 5(a) above on or after the COC Payment Date. Company shall provide written notice to Executive of the Change of Control within five (5) business days after the date that the Change of Control occurs. The pay and benefits provided under this Section 6 are contingent upon Executive’s compliance with the terms of this Agreement, including without limitation Sections 8(b), 9, 10, 11 and 13.

7. Other Payments.

(a) Company and Executive agree that Executive will have five (5) accrued but unused vacation days as of the Termination Date and that Executive shall be paid for such days promptly after the Termination Date. Company agrees to reimburse Executive at the standard Company rate each month for the months of December 2012 and January 2013 for Executive’s cell phone expense, upon Company’s receipt of the customary documentation of such expense.

(b) Executive expressly acknowledges and agrees that, other than as specifically provided for in this Agreement, including benefits due to employee under any employee benefit plan, no additional severance payments or benefits are due from Company on any basis whatsoever.

8. Release.

(a) The pay and benefits provided under Section 5 of this Agreement are subject to Executive’s execution of (without revocation) and delivery to Company by the forty-fifth (45th) day following the Termination Date (but not before the Termination Date) of a release and waiver of all claims (the “Release”) up to the date of the Release with such Release in the form attached hereto as Exhibit B.

(b) The pay and benefits provided under Section 6 of this Agreement are subject to Executive’s execution of (without revocation) and delivery to the Company by the forty-fifth (45th) day following the date of the Change of Control (but not before the date of the Change of Control) of a Release providing a release and waiver of all claims up to the date of the Release; the Release shall be provided to Executive by Company and shall be substantially in the form attached hereto as Exhibit B.

9. Restrictive Covenants. Executive expressly acknowledges and agrees that Section 9 (“Noncompetition and Confidentiality”) of the Employment Agreement is replaced in its entirety by this Section 9. The growth and development of Company and its affiliates and subsidiaries (collectively, the “Company Group”) depends to a significant degree on the possession and protection of its customer lists, customer information and other confidential and proprietary information relating to the Company Group’s products, production methods, research and development and marketing. All Company Group employees and others engaged to perform services for the Company Group have a common interest and responsibility in seeing that such customer information and other confidential information is not disclosed to any unauthorized persons or used other than for the Company Group’s benefit. Therefore, in consideration for the payments and benefits provided under Section 5 and on Schedule 1 and other mutual promises contained herein:

(a) Non-Solicitation; No-Hire. Executive acknowledges that the identity and particular needs of the Company Group’s customers are not generally known in the health care information technology and consulting industry; that the Company Group has near permanent relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding the Company Group’s pricing, sales, costs and specialized requirements of the Company Group’s customers are highly confidential and constitute trade secrets. Accordingly, Executive covenants and agrees, which covenant and agreement is the essence of this Section 9 and the benefits and mutual promises provided under this Agreement, that for a period of twelve (12) months after the Termination Date, Executive will not, except on behalf of the Company Group, directly or indirectly: (i) call on or solicit any Prospects or any accounts or customers of the Company Group which Executive called upon, solicited or sold to while employed by the Company Group, for the purpose of soliciting, selling and/or providing, to any such Prospect, account or customer, any products or services in competition with any products or services then-being sold by the Company Group; and (ii) solicit, or accept if offered to Executive, with or without solicitation, the services of any person who is an Employee of the Company Group, nor solicit any Employee of the Company Group to terminate employment with the Company Group, nor agree to hire any Employee of the Company Group into employment with Executive or any other person or entity. Executive agrees not to solicit in violation of clause (i) above such Prospects, accounts, customers or employees for Executive or for any other person, corporation, partnership or other business entity. “Prospects” means entities or individuals which have had direct contact with Executive for the purpose of having such entity or individual enter into a relationship with a member of the Company Group for the purpose of providing products or services to such entity or individual. “Employee” means any person who is or was employed by Company Group during the Employment Period; provided, however, that “Employee” shall not include any person (a) whose employment with Company Group was terminated by Company Group without cause or (b) who was not employed by Company Group at any time during the six (6) month period immediately prior to the Termination Date. It is agreed that the foregoing clause (ii) will not preclude the hiring of an Employee (other than Employees under direct supervisory control of Executive while she was Executive Vice President of Culture and Talent) by an entity of which Executive is employed in a capacity similar to her role at Company, provided that Executive has not, directly or indirectly, had any involvement in the solicitation or hiring of such Employee (it being agreed that the provision of candidate names or commenting favorably on the qualifications of a candidate shall be deemed to be indirect solicitation).

(b) Non-Interference with Business Relationships. For a period of twelve (12) months after the Termination Date, Executive will not interact with any person or entity with which the Company Group has a business relationship as of the Termination Date, if such interaction is with the intent of affecting such relationship or potential relationship in a manner adverse to the Company Group.

(c) Non-Competition. In consideration of Executive’s access to and entrustment of Confidential Information (as defined below) and trade secrets, the benefits provided hereunder and other mutual promises contained herein, and as a condition precedent to such benefits provided hereunder, Executive agrees that for a period of twelve (12) months after the Termination Date, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of others, render services for a Competing Organization anywhere within the Restricted Territory. The prohibitions in this Section 9(c) apply regardless of where such services physically are rendered.

For purposes of this Agreement, “Competing Organization” means any of the organizations identified in a letter from the Company of even date herewith relating to this subject matter.

For purposes of this Agreement, “Restricted Territory” means (i) within the United States and within each country in which the Company Group has conducted business in the prior twenty-four (24) month period, but if such area is determined by judicial action to be too broad, then it shall mean (ii) within the continental United States, but if such area is determined by judicial action to be too broad, then it shall mean (iii) within any geographic region in which Executive has performed services for the Company Group during the last two (2) years of Executive’s employment with the Company Group. Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

(d) Reasonableness of Restriction.

(i) Executive acknowledges that the foregoing non-solicitation and non-competition restrictions placed upon Executive are necessary and reasonable, and that it has been made clear to Executive that Executive’s compliance with Section 9 of this Agreement is a material condition to the payments and benefits provided to Executive pursuant to Section 5 and Schedule 1 of this Agreement. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of subsections (a), (b) and (c) of this Section 9, the restricted periods set forth therein shall be tolled during the time of such breach.

(ii) Executive further acknowledges and agrees that the Company Group has attempted to impose the restrictions contained hereunder only to the extent necessary to protect the Company Group from unfair competition. However, should the scope or enforceability of the restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

(e) Non-Disclosure. Executive further agrees that prior to and after the Termination Date, Executive will not use for himself or for others or divulge or convey to any other person (except those persons designated by the Company Group) any Confidential Information (as defined below) obtained by Executive during the period of Executive’s employment with the Company Group or thereafter pursuant to Section 13. Executive agrees to observe all Company policies and procedures that are in effect as of the Termination Date concerning such Confidential Information. Executive agrees that, except as may be permitted by written Company policies, Executive will not remove from Company’s premises any of such Confidential Information without the written authorization of the Company Group. Executive further agrees not to disclose or use after the Termination Date any Confidential Information unless hereafter specifically authorized to do so by the Company Group in writing, except that Executive may disclose and use such information when necessary in the performance of Executive’s duties for the Company Group. Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s. Notwithstanding the foregoing, Executive may disclose Confidential Information if Executive is legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is otherwise prohibited by this subsection (e), in which case Executive will promptly notify the Company Group so that the Company Group may seek a protective order or other appropriate remedy if the Company Group deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Executive may furnish only that portion of Confidential Information that Executive is legally compelled or required to disclose.

(f) Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known relating to the Company Group’s business which is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of the Company Group):

(i) Any information concerning the Company Group’s development methodologies or processes, products, suppliers or vendors, services, research and development, new product development, inventions, technological and engineering data, formulas, production plans and methods, and any related technical or manufacturing information;

(ii) Any information concerning the Company Group’s financial or profit data, pricing and cost formulas, marketing information, sales representative or distributor lists, and any information relating to corporate developments (including possible acquisitions and divestitures);

(iii) Any information concerning the Company Group’s current or prospective customer lists and arrangements, equipment and methods used or preferred by the Company Group’s customers;

(iv) Any information concerning the Company Group’s use of computer software, source code, object code, or algorithms retained in the Company Group’s computer or computer systems;

(v) Any information supplied to or acquired by the Company Group under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA); and

(vi) Any information known by Executive to (x) have value to any member of the Company Group and (y) not be generally available to the public.

Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law. Nevertheless, Executive agrees not to disclose it except as otherwise permitted under this Agreement.

(g) Injunctive Relief. Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 9 shall entitle any member of the Company Group, in addition to any other legal remedies available to it, to seek injunctive relief, to prevent any violation of this Section 9 without the necessity of any member of the Company Group posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that the Company Group’s right to seek such injunctive relief is necessary to protect the Company Group’s interest.

(h) Severability. If any provision or provisions of this Section 9 shall be void, unlawful or unenforceable in whole or in part, such provision or provisions shall be deemed stricken from this Agreement, but this Section 9 and Agreement shall not otherwise be affected and the remaining provisions shall continue in full force and effect.

10. Return of Company Property. Executive represents and warrants that, on or before the Termination Date, Executive shall return to Company all Company property and information in any form (whether, paper, electronic media or otherwise), and not retain copies of any such property or information (excluding, however, information relating solely to Executive’s own employment, compensation and benefits). Reasonable expense incurred in the return of Company property shall be borne by Company or promptly reimbursed to Executive by Company, subject to Executive providing to Company reasonable documentation of such expense.

11. Non-Disparagement. Executive agrees not to make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about Company, its affiliates, or any of their respective officers, directors, managers or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees or vendors or with the business community generally. Nothing in this Section 11 is intended to prohibit, limit or prevent Executive from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony would not be deemed to be a violation of this Section 11. Company agrees that its executive officers, directors and Human Resources officials shall not make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about Executive. If Company learns that an officer of Company is making adverse or disparaging comments about Executive or is or has taken action that may impugn or injure Executive’s reputation or undermine Executive’s prospective employment, Company shall promptly issue a written warning to such officer to immediately cease making such comments.

12. Agreed Statement. Company agrees that in the event Company is asked a question regarding the cessation of Executive’s service to the Company the response shall be: “Diane Adams has been a dedicated executive instrumental in the building of Allscripts. Under her leadership, Allscripts has created a great culture, attracting and developing top talent in the industry. We wish her well in her future endeavors.”

13. Cooperation. Executive agrees to cooperate with Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved during her employment with Company. Such cooperation shall include appearing from time to time at the offices of Company or Company’s counsel for conferences and interviews and in generally providing the officers of Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times and places as may be mutually agreeable to the parties. Company agrees to reimburse Executive for all reasonable out-of-pocket expenses and to compensate her for any time she incurs for such services at a rate of $250 per hour.

14. Waiver of Any Re-Employment Right. Executive waives all interest in and right to reinstatement or re-employment with Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

15. Attorneys’ Fees. Company and Executive agree that Company shall reimburse Executive for Executive’s reasonable attorneys’ fees incurred for legal representation and counseling in connection with Executive’s separation from employment at Company and this Agreement, including but not limited to advice concerning the legal and tax implications of this Agreement, up to a maximum of $5,000.

16. Nondisclosure. Executive shall not disclose or cause to be disclosed the terms of this Agreement or the negotiations leading to it to any person (other than to her spouse, attorneys or tax advisors, who shall also be bound by this nondisclosure provision), except pursuant to a lawful subpoena or as otherwise required by law.

17. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors and assigns. Company acknowledges and expressly agrees that Executive’s rights to compensation under of this Agreement shall not be reduced or negatively impacted by reason of any purchase, acquisition, merger or Change of Control involving Company.

(b) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c) Dispute Resolution. Executive expressly acknowledges and agrees that Section 7.9 (“Dispute Resolution and Arbitration”) of the Employment Agreement remains in full force and effect and shall apply to this Agreement.

(d) Scope of Agreement. This Agreement and, as indicated, the Employment Agreement reflect the entire agreement between Executive and Company with respect to the terms and conditions of Executive’s employment relationship with Company and the termination of such employment relationship and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral relating to the subject matter hereof.

(e) Notices. Any notice pertaining to this Agreement shall be in writing and shall be given in accordance with Section 7.6 of the Employment Agreement.

(f) Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(g) Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(h) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

(i) No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(j) Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(k) Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(l) Withholding. Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

(m) Severability. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions of this Agreement, which shall remain in full force and effect.

(n) Section 409A of the Code. Executive expressly acknowledges and agrees that Section 10.14 (“Section 409A of the Code”) of the Employment Agreement remains in full force and effect and shall apply to this Agreement. Executive is a “specified employee” of Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), and Executive is therefore subject to a delay in payment until six months after the date of Executive’s separation from service from Company (pursuant to Treasury Regulation Section 1.409A-3(i)(2)(ii)) to receive payments provided hereunder to the extent such amounts are subject to, and not exempt from, Section 409A. If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

Signature page is the next page.

Signature page to Separation Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

/s/ Richard J. Poulton
Name: Richard J. Poulton Title: Chief Financial Officer

EXECUTIVE:

/s/ Diane K. Adams
Diane K. Adams

SCHEDULE 1

CASH PAYMENTS

Amount Payable	Date[s] Payable	Comments
$900,000	Paid in twelve equal monthly installments with the first two installments to be paid on the sixtieth (60th) day following January 19, 2013 (the “Termination Date”) and the remaining ten installments to be paid on the ten following monthly anniversaries of such date.	Constituting the payments required by Section 4.5.1(i) of the Employment Agreement (1x (base salary + current target bonus) paid over 12 months).

$337,500 at target (actual amount contingent upon Non-GAAP EPS performance per 2012 Officer Retention Program)	Paid on the sixtieth (60th) day following the Termination Date or such later date in 2013 as such bonuses are generally paid.	Potential payment per Executive’s cash award under the 2012 Officer Retention Program.

BENEFITS CONTINUATION

Benefits Description	Continuation Period
Continuation of Executive’s enrollment in health and/or dental insurance benefits immediately prior to the Termination Date, with Executive contributing to such benefits as if she were employed by Company.

Until the earlier of:

(i) the end of the 12-month period following the Termination Date (i.e., through January 19, 2014); or

(ii) Executive’s failure to make a required contribution within 10 days of written notice; or

(iii) the date on which Executive becomes eligible to receive comparable benefits from a subsequent employer.

Schedule 1

RESTRICTED STOCK UNIT (“RSU”) VESTING AND FORFEITURE

	Award	Vesting Per Sec. 4.5.1(iii) of Employment Agreement or Award	Delivery of Shares	RSUs Forfeited from Award
1.	8/17/2009 RSU Grant (32,357 granted)	8,089	Sixtieth (60th) day following the Termination Date	0

2.	11/26/2010 RSU Grant (28,458 granted)	8,168	Sixtieth (60th) day following the Termination Date	6,060

3.	2/25/2011 Perf.-Based RSU Grant, Relative TSR (7,796 granted)	4,935*	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination Date	263 forfeited; 2,599 cancelled due to performance

4.	2/25/2011 Perf-Based RSU Grant, Revenue and Adjusted Operating Income (15,591 granted at target; 11,154 earned)	7,060	Sixtieth (60th) day following the Termination Date	376 forfeited; 4,437 cancelled due to performance below 2011 performance hurdle

5.	2/25/2011 Perf.-Based RSU Grant, Adjusted Net Income (23,387 granted)	11,102	Sixtieth (60th) day following the Termination Date (Performance hurdle satisfied in full)	6,438

6.	8/31/2011 RSU Grant (19,488 granted)	6,755	Sixtieth (60th) day following the Termination Date	7,861

Schedule 1

7.	5/1/2012 Perf.-Based RSU Grant (34,440 granted)	14,838**	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination Date.	19,602

8.	5/1/2012 Perf.-Based RSU Grant (34,440 granted)	14,838***	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination Date.	19,602

9.	5/30/2012 RSU Grant (68,369 granted)	37,464	Sixtieth (60th) day following the Termination Date.	30,905

*	Based on relative TSR for the performance period ending 2/25/2013 and upon certification by Compensation Committee.
**	Provided Adjusted Net Income for 2012 is at least at the level required in the award agreement and upon certification by Compensation Committee.
***	Provided Adjusted Net Income for 2013 is at least at the level required in the award agreement and upon certification by Compensation Committee.

Schedule 1

EXHIBIT A

EMPLOYMENT AGREEMENT AND AMENDMENT

1. Amended and Restated Employment Agreement dated as of July 11, 2011 between Allscripts Healthcare Solutions, Inc. (the “Company”) and Diane Adams, was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on July 13, 2011.

2. First Amendment to Employment Agreement dated as of June 5, 2012 by and between the Company and Diane Adams, was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on June 6, 2012.

EXHIBIT B

GENERAL RELEASE

WHEREAS, this General Release (this “Release”) is given by Diane Adams (“Executive”) on the date indicated below at Executive’s signature, pursuant to the Separation Agreement between Allscripts Healthcare Solutions, Inc. (the “Company”) and Executive dated as of                , 2012 (the “Agreement”); and

WHEREAS, in consideration for the payments and benefits provided by Company to Executive under the Agreement, which are conditioned upon her execution of a release and waiver of claims for the benefit of Company, Executive agrees to execute this Release.

NOW THEREFORE, in consideration of the mutual covenants contained under the Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1. In exchange for the benefits described in the Agreement, Executive hereby agrees to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge Company and its predecessors, parents, subsidiaries, divisions, related or affiliated companies, benefit plans, plan administrators and other plan fiduciaries, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Released Parties”) from any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, including without limitation on account of or in any way arising out of, relating to or in connection with Executive’s employment by or separation of employment from any of the Released Parties, and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974 (except that Executive does not waive her right to receive notices and vested monies and benefits due under any employee retirement or medical benefit plan), the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990 and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter; provided, however, that the foregoing waiver and release shall not apply to (1) Executive’s rights to indemnification and advancement or reimbursement of expenses under Company’s certificate of incorporation or bylaws or applicable insurance policies, (2) Executive’s rights in respect of any benefit or claim to which Executive is entitled under employee pension or welfare benefit plans and programs of the Released Parties in which Executive is a participant prior to the date below, or (3) Executive’s rights to enforce the Agreement.

2. Release of Age Discrimination Claims. In further consideration of the promises made by Company in the Agreement, Executive specifically WAIVES any and all rights in connection with, and fully RELEASES and forever discharges the Released Parties from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). Executive further agrees that:

(a) Executive’s waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990;

(b) Executive understands the terms of this Release;

(c) the consideration provided in the Agreement represents consideration over and above that to which Executive otherwise would be entitled, that the consideration would not have been provided had Executive not signed this Release, and that the consideration is in exchange for the signing of this Release;

(d) Company is hereby advising Executive in writing to consult with Executive’s attorney prior to executing this Release;

(e) Company is giving Executive a period of at least forty-five (45) days within which to consider this Release;

(f) following the execution of this Release Executive has seven (7) days in which to revoke this Release by written notice. To be effective, the revocation must be made in writing and delivered to and received by the President, Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, no later than 4:00 p.m. on the seventh day after Executive executes this Release. An attempted revocation not actually received by the President before the revocation deadline will not be effective; and

(g) this entire Release shall be void and of no force and effect if Executive chooses to so revoke, and, if Executive chooses not to so revoke, this Release shall then become fully effective and enforceable.

This Section 2 does not waive rights or claims that may arise under the ADEA after the date Executive signs this Release. In addition, nothing in this Release shall in any way affect Executive’s right to indemnification and expense advancement to the extent provided by Company’s operating agreement or other applicable policies; provided, however, that Company shall not be liable, and shall not provide a defense and indemnification for any claim wherein Executive has not satisfied the applicable standard of conduct set forth in such operating agreement or other applicable policies, or wherein Executive has committed any acts of fraud, embezzlement or gross misconduct.

3. Proceedings; No Admissions.

(a) Executive hereby represents and warrants that she has no pending claims against any of the Released Parties with any municipal, state, federal or other governmental or nongovernmental entity. Notwithstanding anything to the contrary, this Release shall not prevent Executive from (A) initiating or causing to be initiated on Executive’s behalf any complaint, charge, claim or proceeding against any of the Released Parties before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA contained in this Release (but no other portions of the waivers and releases described in Sections 1 or 2); or (B) initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to the ADEA.

(b) Both parties acknowledge and agree that this Release does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, and shall not be admissible in any proceeding as, an admission of liability, error, violation, omission or wrongdoing by either party for any purpose whatsoever. Further, both parties acknowledge and agree that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle. Executive further acknowledges that no precedent, practice, policy or usage shall be established by this Release or the offer to Executive of compensation and benefits in the Agreement.

4. Effect of Claim. Executive also understands and agrees that in the event Executive, by herself, or in conjunction with Executive’s heirs, spouse, family members, executors, or administrators attempt to institute or do institute any charge, claim, suit or action against any of the Released Parties in violation of this Release, Executive shall be obligated, as an express condition of bringing such action, to tender back to Company the full amount of the compensation and benefits that Executive has received under the Agreement; and Executive further agrees that Executive will pay all of the Released Parties’ costs, expenses and fees of defending against such action, including, among other things, reasonable attorneys’ fees. The immediately prior sentence does not apply to claims under ADEA or to challenge the release of ADEA claims under this Release; provided, however, nothing in this Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable under this Release, it being the intent of Executive and Company that such claims are waived. This Section 4 does not grant Executive an option to return the money and institute an action. Instead this paragraph merely creates an additional term and condition precedent to bringing an action regardless of the fact that such action is expressly barred by this Release, and is without merit.

5. Executive’s Right to Enforce Agreement. Nothing in this Release shall be construed as a waiver or release by Executive of any claim or right to enforce the terms of the Agreement or to bring a claim for damages arising out of Company’s breach of the Agreement.

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

NOT TO BE SIGNED PRIOR TO JANUARY 19, 2013

Date:
Diane Adams